Exhibit 99.2

For Immediate Release

A.P. Pharma Announces Fourth Quarter and Full Year 2012 Financial Results and Highlights Recent Corporate Progress

REDWOOD CITY, Calif. – March 1, 2013 – A.P. Pharma, Inc. (OTCBB: APPA.OB), a specialty pharmaceutical company, today reported fourth quarter and full year 2012 financial results and highlighted recent corporate progress.

“We achieved several critical objectives in 2012, highlighted by the resubmission of our New Drug Application for APF530 to FDA in September. Additionally, we have made a number of key appointments to the management team as we prepare for commercialization of APF530.” said John B. Whelan, A.P. Pharma’s President and Chief Executive Officer.

Recent Accomplishments

•

On September 28, 2012, the Company announced that it had resubmitted its New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA) for APF530, its lead product candidate for the prevention of acute- and delayed-onset chemotherapy-induced nausea and vomiting.

•	On October 16, 2012, the Company announced that its NDA for APF530 was accepted for review by the FDA, with a Prescription Drug User Fee Act (PDUFA) action date of March 27, 2013.

•	On October 18, 2012, the Company announced the appointment of Robert Rosen as Senior Vice President and Chief Commercial Officer.

•	On December 13, 2012, the Company announced the appointment of Mark S. Gelder, M.D. as Senior Vice President and Chief Medical Officer.

Results of Operations

A.P. Pharma’s net loss for the fourth quarter of 2012 was $7.7 million, or $0.03 per share, compared to a net loss of $4.3 million, or $0.02 per share, for the fourth quarter of 2011. Loss from continuing operations was higher in the 2012 quarter primarily due to increased spending related to the NDA resubmission and higher personnel-related expenses, including stock compensation expense. Income from discontinued operations of $1.1 million was due to an accrual reversal as a result of an arbitrator ruling that no amounts were owed to Amcol for a gross profit guaranty. Net loss for the fiscal year 2012 was $23.3 million, or $0.10 per share, compared with a net loss of $11.8 million, or $0.10 per share, for 2011.

Cash and cash equivalents as of December 31, 2012 were $53.5 million, compared to $18.0 million at December 31, 2011. Net cash used in operating activities was $17.0 million for the twelve months ended December 31, 2012. The Company believes that its current cash resources are sufficient to fund its operations into 2014.

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A.P. Pharma Announces Fourth Quarter and Full Year 2012	Page 2
Financial Results and Highlights Recent Corporate Progress

About APF530

A.P. Pharma’s lead product, APF530, is being developed for the prevention of both acute- and delayed-onset chemotherapy-induced nausea and vomiting (CINV). One of the most debilitating side effects of cancer chemotherapy, CINV is a leading cause of premature discontinuation of treatment. There is only one injectable 5-HT3 antagonist approved for the prevention of delayed-onset CINV, so this indication represents an area of particular unmet medical need. APF530 contains the 5-HT3 antagonist granisetron formulated in the Company’s proprietary Biochronomer™ drug delivery system, which allows therapeutic drug levels to be maintained for five days with a single subcutaneous injection. Currently available intravenous and oral formulations of granisetron are approved only for the prevention of acute-onset CINV. Granisetron was selected for APF530 because it is widely prescribed by physicians based on a well-established record of safety and efficacy.

About A.P. Pharma

A.P. Pharma is a specialty pharmaceutical company developing products using its proprietary Biochronomer™ polymer-based drug delivery platform. This drug delivery platform is designed to improve the therapeutic profile of injectable pharmaceuticals by converting them from products that must be injected once or twice per day to products that need to be injected only once every one or two weeks. The Company’s lead product, APF530, is being developed for the prevention of both acute- and delayed-onset chemotherapy-induced nausea and vomiting. A.P. Pharma resubmitted its New Drug Application (NDA) for APF530 to the U.S. Food and Drug Administration in September 2012 and has been assigned a Prescription Drug User Fee Act (PDUFA) action date of March 27, 2013. For further information, please visit the Company’s web site at www.appharma.com.

(financial tables follow)

A.P. Pharma Announces Fourth Quarter and Full Year 2012	Page 3
Financial Results and Highlights Recent Corporate Progress

A.P. Pharma, Inc.

Condensed Statements of Operations

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
Contract revenue	$—	$—	$—	$646

Operating expenses:
Research and development	5,023	2,855	15,045	8,207
General and administrative	3,605	1,263	8,786	3,501

Total operating expenses	8,628	4,118	23,831	11,708

Operating loss	(8,628)	(4,118)	(23,831)	(11,062)

Interest expense, net	(197)	(47)	(599)	(373)

Loss from continuing operations	(8,825)	(4,165)	(24,430)	(11,435)
Income (loss) from discontinued operations	1,088	(96)	1,082	(379)

Net loss	$(7,737)	$(4,261)	$(23,348)	$(11,814)

Basic and diluted net loss per share:
Loss from continuing operations	$(0.03)	$(0.02)	$(0.10)	$(0.10)

Net loss	$(0.03)	$(0.02)	$(0.10)	$(0.10)

Shares used to compute basic and diluted net loss per share	302,221	200,035	244,458	120,263

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A.P. Pharma Announces Fourth Quarter and Full Year 2012	Page 4
Financial Results and Highlights Recent Corporate Progress

A.P. Pharma, Inc.

Condensed Balance Sheets

(in thousands)

(Unaudited)

	December 31, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$53,506	$17,974
Prepaid expenses and other current assets	584	266

Total current assets	54,090	18,240
Property and equipment, net	1,752	1,075
Other long-term assets	130	130

Total assets	$55,972	$19,445

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,912	$1,010
Accrued expenses	1,750	1,498
Accrued disposition costs	—	1,082
Convertible notes payable to related parties, net of discount	492	103

Total current liabilities	4,154	3,693
Stockholders’ equity:
Common stock	3,024	2,002
Additional paid-in capital	232,381	173,989
Accumulated deficit	(183,587)	(160,239)

Total stockholders’ equity	51,818	15,752

Total liabilities and stockholders’ equity	$55,972	$19,445

Forward-looking Statements

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including uncertainties associated with the potential approval of APF530 and the potential timing for such approval, if approved at all, as well as risks relating to capital resources and liquidity, satisfactory completion of clinical studies, progress in research and development programs, launch and acceptance of new products and other risks and uncertainties identified in the Company’s filings with the Securities and Exchange Commission. We caution investors that forward-looking statements reflect our analysis only on their stated date. We do not intend to update them except as required by law.

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A.P. Pharma Announces Fourth Quarter and Full Year 2012	Page 5
Financial Results and Highlights Recent Corporate Progress

Contacts

Investor Relations Contact:

Michael Rice

Office Phone: 646-597-6979

Email: mrice@lifesciadvisors.com

and

Corporate Contact:

A.P. Pharma, Inc.

John B. Whelan, President and Chief Executive Officer

Office Phone: 650-366-2626

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